SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made and entered into this 2nd day of April, 2019 (the “Effective Date”), by and between Sportsman’s Warehouse Holdings, Inc., a Delaware corporation (the “Company”), and Robert Julian (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.The Executive is commencing employment with the Company and, in connection therewith, desires to make certain representations to the Company, and enter into certain agreements with the Company, as set forth herein.

B.The Executive and the Company desire to clarify the severance (if any) and other benefits due to the Executive should the Executive’s employment by the Company terminate.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. Termination

Employment At-Will.  The Executive’s employment by the Company is “at will,” meaning that the Executive’s employment by the Company may be terminated at any time, by the Executive or by the Company, with or without advance notice, and for any reason (with or without cause, with or without Gross Misconduct (as defined below), with or without Good Reason (as defined below), or for any other reason) or for no reason.

1.1	The Company’s Obligations upon Termination.

1.1.1 Death or Incapacity.  If the Executive’s employment by the Company terminates due to the Executive’s death or Incapacity (as defined below), due to a termination of employment by the Company other than as provided in Section 1.2.2, or due to a termination of employment by the Executive other than as provided in Section 1.2.2, the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except for payment to the Executive (or, in the event of the Executive’s death, to his estate) of the Accrued Obligations.  “Accrued Obligations” means the following: the Executive’s earned and accrued salary and personal time off (if the Executive accrues personal time off under the Company’s policies then in effect) through the date of termination of the Executive’s employment with the Company, and reimbursement of any business expenses incurred by the Executive during the period of his employment by the Company that are reimbursable by the Company pursuant to its expense reimbursement policies, each in accordance with the Company’s policies then in effect and each to the extent not previously paid.

1.1.2 Termination without Gross Misconduct or for Good Reason. If the Executive’s employment by the Company is terminated by the Company during the Term other than due to Gross Misconduct (and other than due to the Executive’s Incapacity), or if the Executive terminates his employment during the Term for Good Reason, the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except for payment to the Executive of the Accrued Obligations and, subject to Section 1.2.4, the following severance benefits:

(a)The Company will pay the Executive (as severance) continued payment of the Executive’s base salary (at the regular rate per payroll period in effect immediately prior to the termination of the Executive’s employment with the Company and paid in accordance with the Company’s regular payroll practices) through and ending with the date that is twelve (12) months after the date the Executive’s employment with the Company terminated (the date the Executive’s employment with the Company terminates is referred to as the “Severance Date”); provided that the continued base salary benefit for the period commencing with the day following the Severance Date and ending with the 60th day following the Severance Date shall not be paid over such 60-day period but shall instead be accumulated and paid on (or within two (2) business days after) such 60th day following the Severance Date.

(b)The Company will pay the Executive an amount equal to the Executive’s target bonus for the fiscal year in which the Severance Date occurs (as such target bonus is established for such fiscal year by the Company’s Board of Directors (the “Board”) or a committee thereof), pro-rated through the Severance Date for the portion of the fiscal year the Executive was actually employed by the Company.  Such amount is to be paid on (or within two (2) business days after) the 60th day following the Severance Date.

(c)The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (c) shall commence with continuation coverage for the month following the month in which the Executive’s Severance Date occurs and shall cease with continuation coverage for the twelfth (12th) month following the month in which the Executive’s Severance Date occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive).  To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

(d)If the Severance Date occurs on or after the date of a Change of Control (as defined below), any equity awards (i.e., restricted stock, restricted stock units or options)

granted to the Executive by the Company that are outstanding and otherwise unvested immediately prior to the Severance Date shall, on the Severance Date, be treated as follows: (a) any time-based vesting conditions applicable to such awards shall be considered satisfied and fully vested; and (b) any performance-based vesting conditions applicable to such awards shall be treated as provided for in the applicable award agreement.

1.1.3 Exclusive Remedy.  The Executive agrees that the payments contemplated by this Agreement will constitute the Executive’s sole and exclusive remedy for any termination of the Executive’s employment (other than any right to continued benefit coverage under and to the extent required by COBRA, and except for payment of any vested benefit the Executive may have under a retirement program sponsored or maintained by the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code (any such benefit to be paid under and in accordance with the terms and conditions of such plan)).  The Executive covenants that he will not assert or pursue any other remedies, at law or in equity, with respect to any such termination.  The Executive agrees to resign, and does hereby resign, on the Severance Date as an officer and director of the Company and any affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any affiliate of the Company.  The Executive agrees to promptly execute and provide to the Company any further documentation, as reasonably requested by the Company, to confirm such resignation.

1.1.4 Offsets.  All severance amounts due from the Company to the Executive under Section 1.2.2 will be subject to offset or reduction to take into account any of the Executive’s obligations to the Company.  As a condition precedent to any Company obligation to the Executive pursuant to Section 1.2.2 (other than payment of the Accrued Obligations), the Executive shall, upon or promptly following the Severance Date (and in all cases within twenty-one (21) days following the Severance Date unless a longer period of time is required under applicable law to obtain an effective general release, in which case such longer period of time shall apply), deliver to the Company a valid, executed general release of the Executive’s claims in a form reasonably satisfactory to the Company, and such general release shall not be revoked by the Executive pursuant to any revocation rights afforded by applicable law.

1.1.5 Certain Defined Terms.

For purposes of this Agreement, “Change of Control” means the occurrence of any of the following after the Effective Date:

(A)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person” for purposes of this Change in Control definition)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than 30% of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (A), the following acquisitions shall not constitute a Change of Control; (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, (d) any acquisition by a Person or affiliate of a Person who owned more than 30% of the Outstanding Company Common Stock or Outstanding Company Voting Securities on the Effective Date, or (e) any acquisition by any entity pursuant to a transaction that complies with clauses (C)(1), (2) and (3) below;

(B)Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(C)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 30% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(D)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a Business Combination.

For purposes of this Agreement, “Good Reason” means the occurrence of any of the following by the Company without the Executive’s express written consent: (a) a significant and material diminution in the Executive’s position, responsibilities, reporting responsibilities or title, or a reduction in the Executive’s base salary; or (b) if, on or following the date of a Change of Control, the Company moves the Executive’s principal office with the Company to a location more than fifty (50) miles outside of Salt Lake City, Utah; provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a termination for Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for Good Reason within sixty (60) days of the initial existence of such condition(s), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and eighty (180) days following the initial existence of the condition claimed to constitute grounds for Good Reason.

For purposes of this Agreement,  “Gross Misconduct” means the occurrence of any of the following:

(a)the Executive’s commission of any felony;

(b) the Executive takes any actions or omissions intentionally causing the Company to violate any law, rule or regulation (other than technical violations that have no material adverse impact on the Company);

(c)the Executive’s willful or reckless act or omission that injures the Company’s reputation or business in any material way or is otherwise demonstrably detrimental to the Company;

(d)the Executive willfully fails or refuses to follow the legal and clear directives of the Board or the Company’s Chief Executive Officer (unless the following of such directive would be a violation of applicable law);

(e)the Executive has been dishonest in connection with his employment activities or committed or engaged in an act of theft, embezzlement or fraud; or

(f)the Executive has materially breached any provision of any agreement to which the Executive is a party with the Company or any fiduciary duty the Executive owes to the Company; provided that the Company provides written notice to Executive of the condition(s) claimed to constitute a material breach of such agreement or any fiduciary duty and Executive fails to remedy such condition(s) within thirty (30) days of the receiving such written notice thereof.

For purposes of this Agreement, “Incapacity” means any mental or physical illness or disability that renders the Executive incapable of performing the Executive’s duties, even with a reasonable accommodation, for more than 12 consecutive weeks in any twelve-month period, unless a longer period is required by law.

For purposes of this Agreement, the “Term” shall mean the period of time commencing with the Effective Date through and ending with the third anniversary of the Effective Date (the “Termination Date”); provided, however, that the Term shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least thirty (30) days prior to the expiration of the Term (including any renewal thereof) of such party’s desire to terminate the Term (such notice to be delivered in accordance with Section 3.8).  The term “Term” shall include any extension thereof pursuant to the preceding sentence.

2. Protective Covenants.
2.1	Confidential Information; Inventions.

2.1.1 The Executive shall not disclose or use at any time, either during the period of time he is employed by the Company (the “Period of Employment”) or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company.  The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates (as defined below) which the Executive may then possess or have under his control.  Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.  The Executive understands that nothing in this Agreement is intended to limit the Executive’s right (i) to discuss the terms, wages, and working conditions of the Executive’s employment to the extent permitted and/or protected by applicable labor laws, (ii) to report Confidential Information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) to disclose Confidential Information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and the Executive does not otherwise disclose such Confidential Information, except pursuant to court order.  The Company encourages Executive, to the extent legally permitted, to give the Company the earliest possible notice of any such report or disclosure.

2.1.2 As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures and strategies, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, product roadmaps, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients, customer or client lists, and the preferences of, and negotiations with, customers and clients, (xiii) personnel information of other employees and independent contractors (including their compensation, unique skills, experience and expertise, and disciplinary matters), (xiv) other copyrightable works, (xv) all production methods, processes, technology and trade secrets, and (xvi) all similar and related information in whatever form.  Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information.  Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

2.1.3 As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.  All Work Product that the Executive may have discovered, invented or originated during his employment by the Company or any of its Affiliates prior to the Effective Date, that he may discover, invent or originate during the Period of Employment or at any time in the period of twelve (12) months after the Severance Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein.  Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the

Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein.  The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

As used in this Agreement, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.  As used in this Section 2.1 and the following provisions of this Agreement, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Restriction on Competition.  The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the twelve (12) month period following the Severance Date, it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information.  Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Period of Employment and for a period of twelve (12) months after the Severance Date, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business.  For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise.  For purposes of this Agreement, “Competing Business” means only the following: (a) the businesses commonly known as Bass Pro Shops, Cabela’s, Scheels, Field and Stream Stores, and REI CO-OP; (b) any successor to any business identified in clause (a); and (c) any affiliate of a business identified in clause (a) or clause (b); provided, however, that a “Competing Business” shall not include a parent company or sister company of a business identified in clause (a) or clause (b) if both (x) such parent company is also engaged (directly or through other affiliates) in businesses that are not competitive with any business described in clause (a) or clause (b) (or, in the case of a sister company, such sister company is not engaged in any business that is competitive with any business described in clause (a) or clause (b)), and (y) the Executive’s position, services and responsibilities with such entity are limited to the distribution of merchandise that is not competitive with any business described in clause (a) or clause (b) and the Executive does not participate in any way in any business identified in clause (a) or clause (b).  For example, and to clarify the foregoing proviso based on circumstances as in effect on the date of this Agreement, the Field and Stream Stores are a division of Dick’s Sporting Goods, Inc., and Dick’s Sporting Goods, Inc. would not be considered a “Competing Business” for purposes of this Agreement so long as (x) Dick’s Sporting Goods, Inc. also engaged (directly or through other affiliates) in businesses that are not competitive with any business described in clause (a) or clause (b) of the preceding sentence, and (y) the Executive’s position, services and responsibilities with Dick’s Sporting Goods, Inc. (or an affiliate) were limited to the distribution of merchandise that is not competitive with any business described in clause (a) or clause (b) of the preceding sentence and the Executive did not participate in any way in the business of the Field and Stream Stores or any other business described in clause (a) or clause (b) of the preceding sentence.  Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a Competing Business which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

No Conflicting Employment.  The Executive hereby agrees that, during the Period of Employment, the Executive will not engage in any other employment, occupation or consulting directly related to the business in which the Company or any of its Affiliates is now involved or becomes involved during the Period of Employment, nor will the Executive engage in any other activities that conflict with the Executive’s obligations to the Company or any of its Affiliates.

Non-Solicitation of Employees and Consultants.  During the Period of Employment and for a period of twenty four (24) months after the Severance Date, the Executive will not directly or indirectly through any other Person solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or become employed or engaged by any third party, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand.

2.2

Return of Items.  Upon termination of this Agreement, the Executive will promptly deliver to the Company all Company equipment and other materials relating to the Company’s business and in the Executive’s possession or control.

Non-Disparagement.  The Executive shall not, during the Period of Employment or at any time thereafter, publish or communicate (other than statements made while employed by the Company or one of its affiliates in connection with carrying out the Executive's duties and responsibilities for the Company or any of its affiliates), in a manner intended to be public or that should reasonably be expected to become public (including, without limitation, through social media), disparaging or derogatory statements or opinions about the Company or any of its affiliates, stockholders, officers, employees, directors, or customers; provided that it shall not be a breach of this Section 2.6 for the Executive to testify truthfully in any judicial or administrative proceeding, to make statements or allegations in legal filings that are based on the Executive's reasonable belief and are not made in bad faith, or to make statements to a federal, state, or local government official, either directly or indirectly, and solely for the purpose of reporting or investigating a suspected violation of law.

2.3

Cooperation.  Following the termination of the Executive’s employment for any reason, the Executive will reasonably cooperate with the Company in connection with (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company with respect to matters as to which the Executive had responsibility or knowledge arising out of the Executive’s employment with, or service as a member of the Board of, the Company (collectively, “Litigation”); (b) any audit of the financial statements of the Company with respect to the period of time when the Executive was employed by the Company (“Audit”); (c) any regulatory filings that relate to a period of time when the Executive was employed by the Company; and (d) the transition of the Executive’s position and duties (or former position and duties, as the case may be). To the extent (if any) the Company requests such services from the Executive, or the Executive is compelled by a governmental authority to provide services in a matter that does not involve the Executive, the Company will: (i) reimburse the Executive for reasonable travel and other expenses incurred in connection with providing his services under this Section 2.7, and (ii) compensate the Executive for each hour that the Executive provides services pursuant to this Section 2.7 at the rate of $350 per hour.  With respect to any month during which the Executive provides services pursuant to this Section 2.7, the Executive will submit a written invoice to the Company that details the amount of time and a description of the services rendered and expenses incurred during such month.  The Executive will submit such invoice to the Company not later than fifteen (15) days after the end of such month, and the Company will pay any such invoice within fifteen (15) days after its receipt of such invoice from the Executive.

2.4

Understanding of Covenants.  The Executive acknowledges that, in the course of his employment with the Company and/or its affiliates and their predecessors, he will become familiar with the Company’s and its affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its affiliates and their respective predecessors and that his services will be of special, unique and extraordinary value to the Company and its affiliates.  The Executive agrees that the foregoing covenants set forth (or referred to, as the case may be) in this Section 2 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its affiliates currently conduct business throughout North America, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods contemplated by the Restrictive Covenants regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company.  The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.  The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

2.5

Enforcement.  The Executive agrees that the Executive’s services are unique and that he has access to confidential information of the Company and its affiliates.  Accordingly, the Executive agrees that a breach by the Executive of any of the Restrictive Covenants may cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach.  Therefore, the Executive agrees that in the event of any breach or threatened breach of any Restrictive Covenant, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement or otherwise, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the Restrictive Covenants, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the Restrictive Covenants, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

No Breach of Contract.  The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company, the Executive’s employment by the Company, and the performance by the Executive of the Executive’s duties to the Company do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iv) the Executive is not bound by any employment, consulting, non-compete, non-solicitation, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person; (v) to the extent the Executive has any confidential or similar information that he is not free to disclose to the Company, he will not disclose such information to the extent such disclosure would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; and (vi) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

3. Miscellaneous
3.1	No Assignment by the Executive. This Agreement is personal to the Executive and will not be assignable by the Executive.

3.2

Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

3.3	Arbitration.

3.3.1 Scope.  Subject to Section 2.9, any controversy or claim arising out of or relating to (a) the Executive’s employment with the Company, (b) the termination of that employment, (c) this Agreement, (d) the interpretation or enforcement of this Agreement, (f) any alleged breach, default, or misrepresentation in connection with this Agreement, or (g) any other dispute or claim between the Executive and the Company, whether arising in contract, tort, common law or statute, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Salt Lake City, Utah, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.  This arbitration provision covers all disputes or claims that the Executive may have against the Company and any affiliated party, and also covers any claims that the Company may have against the Executive.  The parties agree that the arbitrator will not impose punitive damages or any similar penalty and hereby waive any right to make a claim for any such damages.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of this paragraph.

3.3.2 Arbitrator’s Authority.  The arbitrator will have exclusive authority to (a) resolve any dispute as to whether any claim or matter is subject to this Section 3.3; (b) supervise discovery; (c) rule on pre-hearing disputes; (d) rule on motions, including motions for summary adjudication; (e) conduct hearings, and (f) make a final decision on the claim or matter being arbitrated.  Remedies, substantive law and statutes of limitations will be the same as they would be in a court.  The arbitrator will render a final decision in writing, together with a summary statement of the conclusions upon which the decision is based.

3.3.3 Costs.  The Company will pay the forum costs of the arbitration itself (including arbitration fees and the fees and expenses of the arbitrator and court reporters).  Each party will pay the costs of presenting its case, including the fees and expenses of its counsel, unless an applicable statute requires otherwise.  Unless otherwise required or limited by statute, the arbitrator shall have the discretion to award the party prevailing in the arbitration, in addition to all other relief, reasonable attorneys’ fees and expenses relating to the arbitration (other than the forum costs referred to in the first sentence of this paragraph).

3.4

Binding on Successors.  This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.  Any such successor or assignee will be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used in this Agreement, “successor” and “assignee” will include any person or business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the equity of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

3.5

Amendments.  This Agreement cannot be amended or modified other than by a written agreement executed by the Executive and by an officer of the Company (other than the Executive) authorized by the Board (or a committee thereof) to execute such amendment or modification on the Company’s behalf.

3.6

Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If any provision of this Agreement or its application is held by a court of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability will not affect the other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provisions or applications.  To this end, the provisions of this Agreement are declared severable.  Furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

3.7

Waiver of Breach.  No waiver of any breach of any provision of this Agreement will be construed to be, or will be, a waiver of any other breach of this Agreement.  No waiver will be binding unless in writing and signed by the party waiving the breach.

3.8

Notices.  Either party can change its address for notice purposes by giving written notice to the other party.  Any notice or other communication required or permitted to be given under this Agreement will be in writing and will be sent by (a) nationally-recognized courier service; or (b) certified United States mail, return receipt requested, postage prepaid, and will be addressed to the parties at the following mailing addresses:

If to the Company:

The Board of Directors of Sportsman’s Warehouse, Inc.

7035 South High Tech Drive

Midvale, Utah 84047

If to the Executive, to the Executive at his last address reflected in the Company’s records.

Any notice or other communication will be deemed to be given, as applicable, (a)  on the third day after the date of deposit in the United States mail; or (b) the date of delivery by nationally-recognized courier service.

3.9

Entire Agreement.  This Agreement constitutes and contains the entire agreement and final understanding between the parties concerning the Executive’s employment with the Company and the related subject matters addressed in this Agreement.  It supersedes and replaces all prior negotiations and all agreements, written or oral, concerning the Executive’s employment by the Company and such other subject matters.  Any prior negotiations, correspondence, agreements, proposals or understandings relating to any such matter shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

3.10	Governing Law. Utah law (without regard to conflict-of-laws principles of the laws of the State of Utah or any other jurisdiction) will govern this Agreement and its interpretation and enforcement.
3.11	Withholding. The Company may withhold from any payments due the Executive under this Agreement the amounts required by applicable tax or other laws.
3.12	Section 409A.

(a)It is intended that any amounts payable under this Agreement will comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations and other published guidance related thereto) (“Section 409A”).  This Agreement will be construed and interpreted consistent with that intent.  Any installment payments provided for in this Agreement shall be treated as a series of separate payments for purposes of Code Section 409A.

(b)To the extent that any reimbursement pursuant to this Agreement is taxable to the Executive, the Executive will provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to the Executive pursuant to such provision will be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year will not affect the amount of such benefits that the Executive receives in any other taxable year.

(c)For purposes of this Agreement, a termination of employment will mean a separation from service as defined in Treasury Regulations Section 1.409A-1(h) without regard to any optional alternative definitions available under that section.

(d)If Executive is a “specified employee” within the meaning of Section 409A as of the date of the Executive’s “separation from service” (as defined under Section 409A), Executive shall not be entitled to any payment or benefit pursuant to this Agreement until the earlier of (i) the date which is six (6) months after Executive’s separation from service for any reason other than death, or (ii) the date of the death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.  Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

(e)None of the Company, its affiliates or any of their respective officers, directors, employees, owners or shareholders shall be held liable for any taxes, interest, penalties or other amounts owed by Executive as a result of the compensation and benefits contemplated by this Agreement (including, without limitation, by application of Section 409A), subject to the Company’s withholding right pursuant to Section 3.11.

3.13

Number and Gender; Examples.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

3.14

Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

3.15

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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The parties have executed this Agreement as of the Effective Date.

/s/ Robert Julian

Print Name:_____Robert Julian________

Sportsman’s Warehouse Holdings, Inc.

By:  /s/ Jon Barker

Jon Barker

Its:  Chief Executive Officer